CERTIFICATE OF INCORPORATION

                                OF

                      MICHELE AUDIO, INC.


          FIRST.    The name of the corporation is  MICHELE AUDIO, INC.

          SECOND.   The address of the corporation's registered office in the
State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County, and the name of its registered agent at that address is Corporation Service Company.

          THIRD.    The purpose of the corporation is to engage in any lawful
act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH.   The aggregate number of shares that the Corporation shall
be authorized to issue is 100,000,000 shares of non-assessable common stock having a par value of one mill ($0.001), each issued share carrying one vote on all matters submitted for shareholder approval.

          FIFTH.    The name and mailing address of the incorporator is
Branden T. Burningham, Esq., 455 East 500 South, #205, Salt Lake City, Utah
84111.

          SIXTH.    The Board of Directors of the corporation is expressly
authorized to make, alter or repeal by-laws of the corporation, but the shareholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

          SEVENTH.       Elections of directors need not be by written ballot
except and to the extent provided in the by-laws of the corporation.

          EIGHTH.   No director of the corporation shall be liable to the
corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed and that the facts stated therein are true.


Date: May 8, 2003                   /s/ Branden T. Burningham
      -----------                   -------------------------
                                    Branden T. Burningham, Incorporator